                                139,500,000

                            CONVERSION RECEIPTS

                OF THE PRD STRIPPED CONVERTIBLE TRUST 1992-I

                                    AND

                  1,000 SHARES OF SUB DEBT PARTNERS CORP.

                             PURCHASE AGREEMENT

                                                              May 31, 1996


Polaroid Corporation,
549 Technology Square,
Cambridge, MA  02139,
As Purchaser.

Dear Sirs:

            1. Introductory. Corporate Partners, L.P., a Delaware limited partnership, Corporate Offshore Partners, L.P., a Bermuda limited partnership, and State Board of Administration of Florida, a body corporate organized under the constitution of the State of Florida, solely in its capacity as a managed account under an Investment Management Agreement with Corporate Advisors, L.P. (collectively, the "Sellers"), propose to offer and sell to Polaroid Corporation, a Delaware corporation (the "Purchaser"):
(i) 139,500,000 Conversion Receipts (the "Conversion Receipts") and (ii) 1,000 shares of common stock, par value $1.00 per share (the "Shares"), of the Tax Partner (as defined below). The Conversion Receipts were originally issued pursuant to the Trust Agreement, dated as of November 20, 1992, as amended (the "Trust Agreement"), with each of the Sellers, each as Grantor, Sub Debt Partners Corp., a Delaware corporation, as Tax Partner (the "Tax Partner"), and Chemical Bank, a New York banking corporation, as Trustee of the PRD Stripped Convertible Trust 1992-I (the "Trust"). The Conversion Receipts represent the rights specified therein and in the Trust Agreement with respect to the 8% Convertible Subordinated Debentures Due 2001 (the "Debentures") of the Purchaser, convertible into shares of the Purchaser's Common Stock, par value $1.00 per share (the "Common Stock"), deposited by the Grantors with the Trustee pursuant to the Trust Agreement. The respective number of Conversion Receipts to be sold by each Seller hereunder is set forth opposite its name in Schedule A

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hereto.  The respective number of Shares to be sold by each Seller hereunder is set forth opposite its name in Schedule B hereto.

            The Sellers and the Tax Partner hereby agree with the Purchaser as follows:

            2.  Representations and Warranties of the Sellers and the Tax
Partner.

            (a) Each Seller severally represents and warrants to, and agrees with, the Purchaser that:

                   (i) Such Seller is, in the case of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., a limited partnership and, in the case of State Board of Administration of Florida, a body corporate organized under the constitution of the State of Florida, in each case duly organized and validly existing under the laws of its jurisdiction of organization.

                  (ii) The execution and delivery of this Agreement and the Trust Agreement have been duly authorized and approved on behalf of such Seller by all action necessary as required by applicable law and such Seller's partnership agreement or, in the case of the State Board of Administration of Florida, by its Investment Management Agreement with Corporate Advisors, L.P. (the "IMA").

                  (iii) Assuming that the Trust Agreement has been duly authorized, executed and delivered by the Trustee and the Tax Partner, that the Trust Agreement has been duly authorized and approved on behalf of each other Seller by all action necessary as required by applicable law and such Seller's partnership agreement or, in the case of the State Board of Administration of Florida, by the IMA, and that the Trust Agreement constitutes the valid and legally binding agreement of the Trustee, the Tax Partner and each other Seller enforceable in accordance with its terms, the Trust Agreement constitutes the valid and legally binding agreement of such Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (iv) Immediately prior to the deposit of the principal number of Debentures respectively set forth in the first recital of the Trust Agreement, such Seller had good and valid title to such Debentures free and clear of all liens, encumbrances or claims; and upon such transfer of such Debentures to the Trustee all right, title and interest in such Debentures, subject to the Trust Agreement and the letter agreement, dated November 24, 1992 (the "Letter Agreement"), between the Sellers and the Issuer, was transferred to the Trustee.

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



                 (v) Immediately prior to the sale and delivery of the amount of Conversion Receipts set forth opposite such Seller's name in Schedule A hereto to the Purchaser pursuant to this Agreement, such Seller will have good and valid title to such Conversion Receipts, free and clear of all liens, encumbrances or claims; and upon such delivery of such Conversion Receipts and payment therefor pursuant to this Agreement, good and valid title to such Conversion Receipts, free and clear of all liens, encumbrances or claims, will be transferred to the Purchaser.


                 (vi) Immediately prior to the sale and delivery of the number of Shares set forth opposite such Seller's name in Schedule B hereto to the Purchaser pursuant to this Agreement, such Seller will have good and valid title to such Shares, free and clear of all liens, encumbrances or claims; and upon such delivery of such Shares and payment therefor pursuant to this Agreement, good and valid title to such Shares, free and clear of all liens, encumbrances or claims, will be transferred to the Purchaser.

                  (vii) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required to be obtained by such Seller for the execution and delivery by such Seller of this Agreement or the Trust Agreement, for the performance by such Seller of its obligations hereunder or thereunder, for the sale and delivery of the number of Conversion Receipts set forth opposite its name in Schedule A hereto or for the sale and delivery of the number of Shares set forth opposite its name in Schedule B hereto.

            (b) Each of the Sellers and the Tax Partner severally represents and warrants to, and agrees with, the Purchaser that:

                  (i) The Tax Partner has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and the copies of its certificate of incorporation, by-laws and corporate minutes presented to the Purchaser are complete and correct and no corporate proceedings subsequent to those referred to herein have been taken.

                  (ii) Each of this Agreement and the Trust Agreement have been duly authorized, executed and delivered by the Tax Partner.


                 (iii) Assuming that the Trust Agreement has been duly authorized, executed and delivered by the Trustee, that the Trust Agreement has been duly authorized and approved on behalf of each Seller by all action necessary as required by applicable law and such Seller's partnership agreement or, in the case of the State Board of Administration of Florida, by the IMA, and that the Trust

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      Agreement constitutes the valid and legally binding agreement of the
      Trustee and each Seller enforceable in accordance with its terms, the Trust Agreement constitutes the valid and legally binding agreement of the Tax Partner enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 (iv) Assuming that the Trust Agreement has been duly authorized, executed and delivered by the Trustee, that the Trust Agreement has been duly authorized and approved on behalf of each Seller by all action necessary as required by applicable law and such Seller's partnership agreement or, in the case of the State Board of Administration of Florida, by the IMA, that the Trust Agreement constitutes the valid and legally binding agreement of the Trustee and each Seller enforceable in accordance with its terms, and that the Trustee has duly executed and delivered the Conversion Receipts, the Conversion Receipts are validly issued and outstanding and are entitled to the benefits of the Trust Agreement.

                   (v) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required to be obtained by the Tax Partner for the execution and delivery by the Tax Partner of this Agreement or the Trust Agreement, or for the performance by the Tax Partner of its obligations hereunder or thereunder.

                  (vi) Registration of the Trust under, or exemption of the Trust from, the Investment Company Act of 1940, as amended (the "Investment Company Act"), is not required.

                  (vii) The Shares have been duly authorized and validly issued and are fully paid and nonassessable; and the number of Shares set forth in Schedule B hereto are the only shares of common stock, par value $1.00 per share, of the Tax Partner issued and outstanding. There are no other outstanding shares of capital stock of the Tax Partner and no person has any rights to acquire any such shares (except pursuant to the Subscription Agreement, as defined below) or any other interest in the Tax Partner.

                  (viii) The Tax Partner has not engaged in or undertaken any business or other activity except to act as Tax Partner under the Trust Agreement and has complied with all applicable laws.

                  (ix) There are no legal or governmental proceedings pending to which the Tax Partner is a party or of which any property of the Tax Partner is the subject and, to the best of the Tax Partner's knowledge, no such proceedings

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      are threatened or contemplated by governmental authorities or threatened by others.

                  (x) The Tax Partner has no liabilities (or to its knowledge any unasserted or contingent or inchoate liabilities) other than those arising under the Trust Agreement and no party has asserted or, to the Tax Partner's knowledge, threatened to assert, any claims thereunder. The only agreements to which the Tax Partner is a party are the Trust Agreement, the calculation agency agreement, dated as of November 24, 1992, the contribution agreement, dated as of November 24, 1992, the fee agreement with the Trustee under the Trust Agreement, the Subscription Agreement, the Letter Agreement, and this Agreement (hereinafter called the "Principal Agreements"). The Tax Partner has duly performed all of its obligations under, and has not breached, any of the Principal Agreements.

                  (xi) The Tax Partner owns no real or personal property other than 500,000 Stripped Debt Receipts and 500,000 Conversion Receipts, each of which it owns free and clear of all liens, encumbrances or claims, other than those arising under the Trust Agreement. The Tax Partner has no employees and, since its incorporation, has had no employees.

                  (xii) From and after the date hereof and until the Share Closing Date (as defined below), the Tax Partner will not engage in any business or activity without the prior consent of the Purchaser, it being understood and agreed that the Purchaser will not unreasonably withhold or delay its consent to the performance by the Tax Partner of any of its obligations under the Trust Agreement or as contemplated hereby.

            3. Purchase, Sale and Delivery of Conversion Receipts and Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, at a purchase price of $0.384615 per Conversion Receipt (equivalent to $12.50 per each share of Common Stock that a Conversion Receipt gives the holder thereof the right to acquire upon exercise of the Conversion Receipt in accordance with the terms of the Trust Agreement and conversion of the Debentures), the respective number of Conversion Receipts set forth opposite the names of the Sellers in Schedule A hereto.

            On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, at a purchase price of $500,000 plus an additional $192.3125 per Share, the respective number of Shares set forth opposite the names of the Sellers in Schedule B hereto.

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            Payment for the Conversion Receipts shall be made by the
Purchaser in United States dollars by wire transfer of immediately available funds to certain bank accounts maintained by the Sellers and previously designated to the Purchaser at 10:30 A.M. (New York time) on Thursday, June 6, 1996 or such other time or date, not later than 10:30 A.M. (New York time) on the date two business days after the satisfaction of the conditions referred to in Section 6 hereof, as the Sellers and the Purchaser shall determine (the "Conversion Receipt Closing Date") against delivery to the Purchaser of the Conversion Receipts in definitive, fully registered form, at the offices of Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177, or at such other place or places as the Sellers and Purchaser shall determine. Each representation or warranty made hereunder, and each certificate given in connection herewith, shall be deemed to have been made or given on and as of such Conversion Receipt Closing Date. Each of the Sellers agrees to make such definitive registered Conversion Receipts available for inspection by the Purchaser at the offices of Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177, no later than 4:00 P.M., New York City time, on the business day prior to the Conversion Receipt Closing Date.

            Payment for the Shares shall be made by the Purchaser in United States dollars by wire transfer of immediately available funds to certain bank accounts maintained by the Sellers and previously designated to the Purchaser at 10:30 A.M. (New York time) on Tuesday, June 11, 1996 or such other time or date, not later than 10:30 A.M. (New York time) on the date two business days after the satisfaction of the conditions referred to in
Section 7 hereof, as the Sellers and the Purchaser shall determine (the "Share Closing Date", and together with the Conversion Receipt Closing Date, the "Closing Dates") against delivery to the Purchaser of the Shares in definitive, fully registered form, at the offices of Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177, or at such other place or places as the Sellers and Purchaser shall determine. Each representation or warranty made hereunder, and each certificate given in connection herewith, shall be deemed to have been made or given on and as of such Share Closing Date. Each of the Sellers agrees to make such definitive registered Shares available for inspection by the Purchaser at the offices of Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177, no later than 4:00 P.M., New York City time, on the business day prior to the Share Closing Date.

            4.  Representations, Warranties and Agreements of the
Purchaser. The Purchaser represents and warrants to, and agrees with, the several Sellers and the Tax Partner that:

            (a) The Purchaser is a corporation that is an "accredited investor" within the meaning of Rule 501(a)(1), (2) or (3) of Regulation D under the Securities Act (an "Institutional Accredited Investor"), and the Purchaser is acquiring the Conversion Receipts to be purchased by it hereunder for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act,

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provided that the disposition of the Purchaser's property shall at all times be and remain within its control.

            (b) The Sellers advise the Purchaser that: (i) the Conversion Receipts have not been and will not be registered under the Securities Act, and may not be offered, sold, pledged or otherwise transferred except to a limited number of persons whom the transferor reasonably believes are Institutional Accredited Investors in transactions exempt from the registration requirements of the Securities Act, in accordance with any applicable state securities laws of any State of the United States and the requirements of the Trust Agreement and in circumstances designed to avoid the registration requirements of the Investment Company Act; and (ii) the Trust is not and shall not be registered as an investment company under the Investment Company Act. The Purchaser represents that, upon the closing of its purchase of the Conversion Receipts contemplated hereby, it will be the sole beneficial owner (within the meaning of Section 3(c)(1) of the Investment Company Act) of its Conversion Receipts and agrees that it will remain the sole beneficial owner thereof so long as it holds the Certificate evidencing such Conversion Receipts. The Purchaser acknowledges that (i) resales of the Conversion Receipts are restricted as provided in the Trust Agreement; (ii) no registration of transfer or exchange of Conversion Receipts may be made by the Trustee unless the transferee delivers to the Trustee and the Tax Partner a duly completed transfer certificate in accordance with the Trust Agreement together with such evidence (which may include representations, warranties and an Opinion of Counsel (as defined in the Trust Agreement)) to the effect that such transfer would not result in the Trust being required to be registered, or to seek an exemption from registration, as an investment company under the Investment Company Act as the Tax Partner may reasonably request in order to establish that such transfer or exchange would not cause the Trust to be an investment company subject to the registration provisions of the Investment Company Act; (iii) no registration of transfer or exchange of Conversion Receipts shall be permitted if, as a result of such registration of transfer or exchange, the Conversion Receipts and the Stripped Debt Receipts issued pursuant to the Trust Agreement (the "Stripped Debt Receipts"), together with any other securities issued by the Trust, would be held or beneficially owned by more than ninety-five beneficial owners (within the meaning of Section 3(c)(1) of the Investment Company Act);
(iv) the Trustee shall not issue Conversion Receipts or Stripped Debt Receipts if to do so shall mean Certificates evidencing Conversion Receipts and Stripped Debt Receipts shall be held by more than ninety-five Holders (as defined in the Trust Agreement) at any one time; and (v) a purchaser of Conversion Receipts may be forced to bear the risk of its investment for an indefinite period of time. In addition, the Sellers advise the Purchaser that the Debentures and the Common Stock have not been registered under the Securities Act and may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or in transactions exempt from the registration requirements of the Securities Act.

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

            (c) The Purchaser agrees that from and after the Share Closing Date, the Tax Partner will not engage in or undertake any business or other activity except to act as Tax Partner under the Trust Agreement in accordance with all applicable laws and consistent with its past practice.


            5. Agreements of the Sellers. Each of the Sellers severally agrees with the Purchaser that the Sellers will pay all expenses incident to the performance of their obligations hereunder, including (i) the fees and expenses of their counsel and (ii) all expenses in connection with the issuance, authentication, packaging and delivery of the Conversion Receipts and the Shares.

            6. Conditions to the Obligations of the Purchaser and Sellers of Conversion Receipts. The obligation of the Purchaser to purchase and pay for the Conversion Receipts on the Conversion Receipt Closing Date will be subject to the accuracy in all material respects of the representations and warranties of the Sellers and the Tax Partner and to the performance by the Sellers in all material respects of their respective agreements hereunder. The obligation of the Purchaser to purchase and pay for the Conversion Receipts, and the obligations of the several Sellers to sell and deliver the Conversion Receipts, will be subject to the condition that
Section 2.04(b) of the Trust Agreement be amended to permit the offer and sale of Conversion Receipts and Stripped Debt Receipts to Institutional Accredited Investors.

            7. Obligation of the Purchaser to Assume Obligations under the Subscription Agreement. The Purchaser agrees, subject to obtaining the approval of the holders of the Stripped Debt Receipts in accordance with the provisions of Section 4 of the Subscription Agreement, dated November 25, 1992 (the "Subscription Agreement"), between the Tax Partner and the Sellers, to assume in writing all obligations of each Seller under the Subscription Agreement, and to become a "Transferee" of each such Seller under such Section 4, on or prior to the Share Closing Date.

            8. Conditions to the Obligations of the Purchaser and Sellers of Shares. The several obligations of each Seller to sell and deliver, and the obligation of the Purchaser to purchase and pay for, the Shares on the Share Closing Date will be subject to each Seller's having received the approval of 66 2/3% by face amount of the holders of the Stripped Debt Receipts. The obligation of the Purchaser to purchase and pay for the Shares on the Share Closing Date will be subject to (i) the delivery to the Purchaser of the valid and binding resignation of each director and officer of the Tax Partner, and (ii) the accuracy in all material respects of the representations and warranties of the several Sellers and the Tax Partner on the Share Closing Date and the performance by the Seller and the Tax Partner in all material respects of their respective agreements hereunder. Each of the Sellers agrees to use its reasonable efforts to obtain such

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approval of the holders of the Stripped Debt Receipts, each such resignation and the approval referred to in Section 7.

            9. Payment of Fees and Expenses under the Trust Agreement by the Purchaser; Indemnification by the Sellers. (a) Each Seller severally agrees with the Purchaser that it will reimburse the Purchaser, pro rata to its Subscription Percentage (as defined in the Subscription Agreement) as of the date hereof, against all out of pocket fees and expenses reasonably incurred by the Tax Partner in the performance of the Tax Partner's duties as Tax Partner to the extent such fees and expenses exceed in the aggregate $25,000.

            (b) Each Seller severally agrees to indemnify and hold harmless, pro rata to its Subscription Percentage as of the date hereof, the Purchaser against any losses, claims, damages or liabilities suffered by the Purchaser arising out of or in connection with (x) any business or activities conducted by the Tax Partner under the Trust Agreement or otherwise prior to the Share Closing Date or (y) any liabilities of the Tax Partner (including any unasserted, contingent or inchoate liabilities) other than those arising under the Trust Agreement, except, in each case, to the extent that the Purchaser has already been reimbursed in accordance with paragraph (a) of this Section.

            (c) Each Seller severally agrees to indemnify and hold harmless, pro rata to its Subscription Percentage as of the date hereof, the Purchaser against any losses, claims, damages or liabilities suffered by it arising out of or in connection with the performance by the Tax Partner of its obligations under the Trust Agreement and in accordance with the terms hereof except to the extent that any such loss, claim, damage or liability arises out of or is based upon the negligence, bad faith or willful misconduct of the Purchaser or the Tax Partner or the breach by the Tax Partner of its obligations under the Trust Agreement, in each case subsequent to the Share Closing Date.

            (d) Promptly after receipt by an indemnified party under paragraph (b) or (c) of this Section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such paragraph, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party (which consent shall not be unreasonably withheld), be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party

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

shall not be liable to such indemnified party under such paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnified party shall consent to any settlement of any proceeding that may give rise to a claim for indemnification hereunder without the prior consent of the indemnifying party, such consent not to be unreasonably withheld.

            (e) The representation, warranty, indemnity and other provisions hereof shall survive the Share Closing Date and shall inure to the benefit of the Purchaser and its successors and assigns and their respective directors, officers and controlling persons within the meaning of the Securities Act.

            10. Notices. All communications hereunder will be in writing and if sent to the Purchaser will be mailed or delivered or sent by telex or facsimile transmission and confirmed to the Purchaser at Polaroid Corporation, 549 Technology Square, Cambridge, Massachusetts 02139,
Attention: Richard F. deLima, Telecopier No.: (617) 386-9333, and if sent to the Sellers, will be mailed or delivered or sent by telex or facsimile transmission confirmed to Corporate Partners, L.P., 30 Rockefeller Plaza, New York, New York 10020, Attention: Lester Pollack, Telecopier No.:
(212) 332-5801; to Corporate Offshore Partners, L.P., c/o Reid Management Limited, 30 Cedar Avenue, Hamilton HM09, Bermuda, Attention: Kenneth E.T. Robinson, Telecopier No.: (441) 292-8666 or (441) 295-5328; to State Board of Administration of Florida, c/o Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020, Attention: Lester Pollack, Telecopier
No.: (212) 332-5801; and if sent to the Tax Partner, will be mailed or delivered or sent by telex or facsimile transmission confirmed to Sub Debt Partners Corp., 30 Rockefeller Plaza, New York, New York 10020, Attention:
Lester Pollack, Telecopier No.: (212) 332-5801.

            11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            12. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            13. Severalty of Obligations. The sales of Conversion Receipts and Shares to the Purchaser are to be several sales, and not joint. The obligations of the Sellers hereunder are several and not joint.

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

            14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person will have any right or obligation hereunder.

            15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

            16. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

             17. Each Seller hereby submits to the non-exclusive jurisdiction of the Federal courts in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that such forum is not an inconvenient forum and consents to the venue thereof. Corporate Partners, L.P., Corporate Offshore Partners, L.P. and State Board of Administration of Florida each hereby appoints Corporate Advisors, L.P., at its address set forth in Section 10 above, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such Seller by the person serving the same to the address provided in Section 10, shall be deemed in every respect effective service of process upon such Seller in any such suit or proceeding.

             18. Effective Date. This Agreement shall be effective on June 3, 1996, and shall not be a binding obligation of the parties hereto until such date.

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

             If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between each of the Sellers, the Tax Partner and the Purchaser in accordance with its terms.

                              Very truly yours,

                              CORPORATE PARTNERS, L.P.
                              By Corporate Advisors, L.P.
                                 General Partner

                                    By LFCP Corp.
                                         General Partner



                              By:_____________________________
                                 Name:
                                 Title:


                               CORPORATE OFFSHORE PARTNERS, L.P.

                               By Corporate Advisors, L.P.
                                  General Partner

                                    By LFCP Corp.
                                         General Partner



                               By:_____________________________
                                  Name:
                                  Title:

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

                               STATE BOARD OF ADMINISTRATION OF FLORIDA


                               By Corporate Advisors, L.P.
                                  Attorney-in-Fact

                                    By LFCP Corp.
                                       General Partner



                               By:_____________________________
                                  Name:
                                  Title:


                               SUB DEBT PARTNERS CORP.


                               By:_____________________________
                                  Name:
                                  Title:


The foregoing Purchase Agreement is
hereby confirmed and accepted as of
the date first above written.


POLAROID CORPORATION



By:_____________________________
   Name:
   Title:

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

                                 SCHEDULE A


                                        Number of
                                        Conversion
                                     Receipts to be       Purchase
 Seller                             Sold to Purchaser      Price


 Corporate Partners, L.P.  . . . . .   117,727,000    $45,279,587.50

 Corporate Offshore Partners, L.P. .     8,102,000      3,116,125.00

 State Board of Administration
    of Florida . . . . . . . . . . .    13,671,000      5,258,075.00

          Total    . . . . . . . . .   139,500,000    $53,653,787.50

                                 SCHEDULE B


                                          Number of
                                        Shares of the
                                      Tax Partner to be
 Seller                               Sold to Purchaser    Price*


 Corporate Partners, L.P.  . . . . .         844        $584,248.19

 Corporate Offshore Partners, L.P. .          58          40,214.24

 State Board of Administration
    of Florida . . . . . . . . . . .          98          67,850.07


          Total    . . . . . . . . .        1,000       $692,312.50








* Purchase price shall also include accrued interest on the Debentures underlying the 500,000 Stripped Debt
         Receipts from and including April 1, 1996 to but excluding the Share Closing Date.